Exhibit 10.1

LICENSE PURCHASE AGREEMENT

among

T-MOBILE LICENSE LLC,

RICHMOND 20 MHZ, LLC

and

NTELOS INC.

Dated as of December 1, 2014

LICENSE PURCHASE AGREEMENT
This LICENSE PURCHASE AGREEMENT is entered into as of this 1st day of December, 2014, among (i) each of Richmond 20 MHz, LLC, a Delaware limited liability company (“Richmond 20”), and NTELOS Inc., a Virginia corporation (“NTELOS” and, together with Richmond 20, each a “Seller” and, collectively, “Sellers”) and (ii) T‑Mobile License LLC, a Delaware limited liability company (“Purchaser”). Each Seller and Purchaser are collectively the “Parties” or, individually, a “Party” and, as the context requires (i.e., when the applicable provision describes a two-party relationship or interaction), the Sellers, collectively, shall be deemed to be a single Party and Purchaser shall be deemed to be the other Party.
RECITALS
WHEREAS, Sellers have been granted by the Federal Communications Commission the Broadband Personal Communications Services (“PCS”) licenses listed in Schedule I (the “Licenses”); and
WHEREAS, Sellers desire to sell to Purchaser, and Purchaser desires to purchase from Sellers, the full spectrum bandwidth in the entirety of the geographic area of the Licenses on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the Parties agree as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth or referenced below:
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, alone or through one or more intermediaries, controls, is controlled by or is under common control with that Person. For purposes of this definition, “control” (including the terms “controlling” and “controlled”) means the power to direct or cause the direction of the management and policies of a Person, directly or indirectly, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” means this Agreement and all Exhibits and Schedules hereto, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open for business in the County of New York, State of New York and that the FCC is deemed to be open in accordance with its rules.
“Closing” has the meaning set forth in Section 2.2.
“Closing Conditions” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Consents” means all consents and approvals of Governmental Authorities or other third parties necessary to authorize, approve or permit the Parties hereto to consummate the transactions contemplated hereunder.

“Cost-Sharing Obligations” has the meaning set forth in Section 5.5.
“FCC Applications” has the meaning set forth in Section 5.2(b).
“FCC” means the Federal Communications Commission and any successor entity thereto.
“FCC Consent” means the consent of the FCC to each of the FCC Applications.
“FCC Rules” means the rules, regulations and orders of the FCC.
“Final Order” means an action or decision that has been granted by the FCC as to which (i) no request for a stay or similar request is pending, no stay is in effect, the action or decision has not been vacated, reversed, set aside, annulled or suspended and any deadline for filing such request that may be designated by statute or regulation has passed, (ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no appeal is pending including other administrative or judicial review, or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.
“Governmental Authority” means a federal, state or local court, legislature, governmental agency (including the United States Department of Justice), commission or regulatory or administrative authority or instrumentality.
“Law” means applicable common law and any statute, ordinance, code or other law, rule, permit, permit condition, regulation, order, decree, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority.
“Licenses” has the meaning set forth in the first recital.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, conditional sales contract, reversionary interest, transfer restriction (other than transfer restrictions arising under the FCC Rules), right of first refusal or right of others therein, voting trust agreement, preemptive right, or other adverse claim, defect of title or encumbrance of any nature whatsoever in respect of such asset.
“Losses” has the meaning set forth in Section 8.2.
“NTELOS” has the meaning set forth in the preamble.
“Operating License” means a license, permit, certificate of authority, waiver, approval, certificate of public convenience and necessity, registration or other authorization, consent or clearance to construct or operate a facility, including any emissions, discharges or releases therefrom, or to transact an activity or business, to construct a tower or to use an asset or process, in each case issued or granted by a Governmental Authority.
“PCS” has the meaning set forth in the first recital.
“Person” means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such person as the context may require.

“Purchase Price” has the meaning set forth in Section 2.1(b).
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Indemnified Persons” has the meaning set forth in Section 8.2.
“Richmond 20” has the meaning set forth in the preamble.
“Seller(s)” has the meaning set forth in the Preamble.
“Seller Indemnified Persons” has the meaning set forth in Section 8.3.
“Spectrum Lease” has the meaning set forth in Section 2.3.

ARTICLE 2
SALE OF LICENSES

Section 2.1    Purchase and Sale

(a) At the Closing, Sellers hereby agree to convey, transfer, deliver and assign to Purchaser, and Purchaser hereby agrees to acquire from Sellers, all right, title and interest in and to the Licenses, free and clear of all Liens. Sellers shall not convey any equipment, infrastructure, lease rights, customers, good will or other tangible or intangible property or rights as part of the transaction contemplated by this Agreement.

(b) Purchaser hereby agrees to pay to Sellers at the Closing, in consideration of the Licenses, Fifty-Six Million Dollars (US) ($56,000,000) in immediately available funds (the “Purchase Price”). In the event the Closing shall occur after April 15, 2015 except as a result of a default by either Seller, the Purchase Price shall increase each day after April 15 until the Closing Date by a daily amount equal to (i) for the period from April 15, 2015 until June 30, 2015, Seven Thousand Twenty-Seven Dollars ($7,027) and (ii) for the period from June 30, 2015 until November 15, 2015, Three Thousand Three Hundred Twenty-Nine Dollars ($3,329) (i.e., the amount calculated by applying an annualized percentage rate of four and one-half percent (4.5%) and adjusted for the decrease in the amount of leased spectrum starting on June 30, 2015); provided, however, that in the event the Closing Date is delayed and (x) the term under the Spectrum Lease for the entirety of the spectrum under Licenses KNLG676 and WPQL333 expires on a date after June 30, 2015 under Section 2.3, then there shall be a credit against the increase in the Purchase Price under clauses (i) and (ii) of this Section 2.1(b) in the amount of $3,698 (i.e., $7,027 minus $3,329) for each day between (a) the later of June 30, 2015 and the commencement of the term and (b) the expiration of the term, and (y) the term under the Spectrum Lease for the B3 spectral portion of License WPQL333 expires on a date after November 15, 2015 under Section 2.3, then there shall be a credit against the increase in the Purchase Price under clauses (i) and (ii) of this Section 2.1(b) in the amount of $3,329 for each day between (m) the later of November 15, 2015 and the commencement of the term and (n) the expiration of the term. The Purchase Price shall be paid by wire transfer and allocated between or among the applicable Sellers in accordance with instructions provided by Sellers to Purchaser no less than five (5) days prior to the Closing.

Section 2.2    Closing

The closing of the sale of the Licenses (the “Closing”) shall take place: (i) on April 15, 2015, if the Closing Conditions have been satisfied or waived (except those conditions that by their nature will be satisfied at the Closing) at least five (5) Business Days prior thereto or, (ii) if the Closing Conditions have not been satisfied or waived (except those conditions that by their nature will be satisfied at the Closing) at least five (5) Business Days prior to April 15, 2015, on a mutually agreed to date which is no more than five (5) Business Days after the date on which the Closing Conditions have been satisfied or waived (except those conditions that by their nature will be satisfied at the Closing), or (iii) at such other time as may be mutually agreed upon in writing by Purchaser and Seller. The Closing shall take place upon the terms and subject to the conditions hereof, by mail, email and electronic funds transfer. The date on which the Closing occurs is the “Closing Date.”
Section 2.3    Post-Closing Lease

On the Closing Date, Purchaser, as lessor, and Sellers, as lessees, shall enter into a Short Term De Facto Transfer Lease substantially in the form set forth in Exhibit B (the “Spectrum Lease”) providing for (i) the lease of the B4 spectral portion of License WPQL333 (1875-1880 and 1955-1960 MHz) from Purchaser to Richmond 20 for a term commencing on the Closing Date and ending on the later of June 30, 2015 or thirty (30) days from the Closing Date (or such lesser period of days as determined by Richmond 20 prior to Closing); (ii) the lease of License KNLG676 from Purchaser to NTELOS for a term commencing on the Closing Date and ending on the later of June 30, 2015 or thirty (30) days from the Closing Date (or such lesser period of days as determined by NTELOS prior to Closing); and (iii) the lease of the B3 spectral portion of License WPQL333 (1870-1875 and 1950-1955 MHz) from Purchaser to Richmond 20 for a term commencing on the Closing Date and ending on the later of November 15, 2015 or thirty (30) days from the Closing Date (or such lesser period of days as determined by Richmond 20 prior to Closing). The Parties shall file appropriate applications with the FCC on Form 608 in “paper copy” format sufficiently in advance of Closing to enable the term of the Lease to commence on the Closing Date.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers hereby jointly and severally represent and warrant to Purchaser that the statements contained in this Article 3 are true and correct as of the date of this Agreement (unless otherwise indicated in such representation):
Section 3.1    Organization and Authority

Richmond 20 is a Delaware limited liability company and NTELOS is a Virginia corporation, each is duly organized, validly existing and in good standing under the laws of the State of its organization, and each has all requisite power and authority, and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Sellers of this Agreement nor the consummation of the transactions contemplated hereunder will (a) conflict with, or result in a breach or violation of, any provision of either Seller’s organizational agreements or filings; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or Operating License or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon either Seller or its assets; or (c) require any Consent, other than the FCC consent contemplated in Section 5.2(b) except, in the case of clauses (b) and (c), where such breach, violation, default, Lien, right, or the failure to obtain or give such

Consent would not materially adversely affect the transactions contemplated hereunder, any Seller’s ability to perform its obligations under this Agreement, or the value of the Licenses to Purchaser.
Section 3.2    Licenses

(a)    Sellers have good and marketable title to the Licenses. No person or entity, other than Sellers, has any right, claim or interest in or to the Licenses. The Licenses have been duly and validly issued by the FCC in the name of the applicable Seller, are in full force and effect and have been granted to Sellers by Final Order, are validly held by Sellers and are free and clear of conditions or restrictions, other than those appearing on their face and those routinely imposed in conjunction with FCC licenses of a similar type. The Licenses are free and clear of all Liens.
(b)    None of the spectrum covered by the Licenses is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.
(c)    There are no existing applications, petitions to deny or complaints or proceedings pending or, to Sellers’ knowledge, threatened, before the FCC or any other tribunal, Governmental Authority or regulatory agency relating to the Licenses or which otherwise will or could reasonably be expected to materially adversely affect the Licenses, other than proceedings affecting the wireless telecommunications industry or PCS licenses or licensees generally. No Governmental Authority or regulatory agency has, to Sellers’ knowledge, threatened to terminate or suspend the Licenses. There are no third party claims of any kind that have been asserted with respect to the Licenses. Neither Seller is in violation or default, nor has it received any notice of any claim of violation or default, with respect to the Licenses. No event has occurred with respect to the Licenses that permits, or after notice or lapse of time or both would permit, revocation or termination of any of the Licenses or that will or would reasonably be expected to result in any violation or default, claim of violation or default or impairment of the rights of the holder of the Licenses.
(d)    The Licenses are held solely by the applicable Seller. No shareholder, officer, employee or former employee of either Seller or any Affiliate thereof, or any other Person, holds or has any proprietary, financial or other interest (direct or indirect) in, or any authority to use, or any other right or claim in or to, the Licenses.
(e)    No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the United States Department of the Treasury in respect of the Licenses, and Sellers did not receive any bidding credits within the last five years in connection with the Licenses. The consummation of the transaction contemplated hereunder will not cause the FCC to impose any unjust enrichment penalties pursuant to 47 C.F.R. §1.2111.
(f)    Neither Seller has reason to believe that the Licenses will not be renewed in the ordinary course. No Seller is aware of any basis for any application, action, petition, objection or other pleading, or for any proceeding with the FCC or any other Governmental Authority (other than proceedings affecting the wireless telecommunications industry or PCS licenses or licensees generally), which (i) questions or contests the validity of, or seeks the revocation, forfeiture, non-renewal or suspension of, the Licenses, (ii) seeks the imposition of any modification or amendment with respect to the Licenses, (iii) seeks the payment of a fine, sanction, penalty, damages or contribution in connection with the use of the Licenses, or (iv) in any other way will or could reasonably be expected to materially adversely affect the Licenses.
(g)    There are no liabilities of either Seller or any Affiliate thereof (whether matured or unmatured, direct or indirect, or absolute, contingent or otherwise), whether related to, associated with, or attached to, the Licenses or otherwise to which Purchaser or any of their Affiliates will be subject from and after the Closing as a result of the consummation of the transactions contemplated hereby.
(h)    All material reports and applications required by the Communications Act or required to be filed with the FCC by Sellers have been filed. Neither Seller has made any misstatements of fact, or omitted to disclose any fact, to any Governmental Body or in any report, document or certificate filed therewith, which misstatements or omissions, individually or in the aggregate, could reasonably be expected to subject either of the Licenses to revocation, failure to renew or adverse modification or to subject Purchaser, following Closing, to any liability, loss or obligation relating to the Licenses. Neither Seller has incurred (or Sellers have fully discharged) any FCC fine, charge or other liability resulting from any noncompliance prior to the Closing with respect to the FCC Rules or other Laws relating to the Licenses, and all amounts owed to the FCC in connection with the Licenses have been timely paid, including, but not limited to, annual regulatory fee payments. The Licenses are not subject to any conditions other than those appearing on the face of the Licenses and those imposed by the FCC Rules upon the wireless communications services industry generally or upon PCS licenses or licensees generally. There are no obligations to make any payments to the FCC associated with the Licenses, nor will the consummation of the transaction contemplated hereby cause the FCC to require any Party or any of its Affiliates to refund to the FCC all or any portion of any bidding credit that any Seller or any of its past or current Affiliates received from the FCC in connection with the Licenses.
(i)    Each Seller and each Affiliate thereof is in compliance in all material respects with, and is not in violation in any material respect of, any Law applicable to the Licenses to which any of them is subject, including all pertinent aspects of the FCC Rules and other Laws, including (i) the FCC Rules pertaining to eligibility to hold PCS licenses in general, and the Licenses in particular, and (ii) the FCC Rules restricting foreign ownership of radio licenses. Each Seller is in material compliance with all terms and conditions of, and all of its obligations under, the Licenses.
(j)    Neither Seller has failed to satisfy any FCC buildout requirements relating to the Licenses by the deadline prescribed therefor.
(k)    Each Seller (or its Affiliates) (i) has performed all of its obligations under any microwave relocation agreements with any incumbent microwave licensee in respect of either of the Licenses; and (ii) has not taken any action with respect to either of the Licenses that could give rise to any obligation of Purchaser to relocate any incumbent microwave licensee from any microwave path(s), or to share in the cost of such relocation, regardless of whether or not such Seller (or its Affiliates) have negotiated a microwave relocation agreement with such incumbent microwave licensee.
Section 3.3    Litigation

There are no civil, criminal or administrative claims, actions, suits, demands, arbitrations, proceedings or investigations pending or, to the knowledge of either Seller, threatened against either Seller or any Affiliate of either Seller relating to the Licenses, at law, in equity or otherwise, in, before, or by, any court, Governmental Authority, arbitrator or other governmental or regulatory official, body or authority that would reasonably be expected to adversely affect the Licenses or that seeks to enjoin this Agreement or the transaction contemplated hereby or otherwise prevent Sellers from performing their obligations under this Agreement or consummating the transaction contemplated hereby. There is no judgment, decree, injunction, rule, order, writ, decree or award of any court, Governmental Authority, arbitrator or other governmental or regulatory official, body or authority outstanding against either Seller or any Affiliate of either Seller relating to or involving the Licenses, and there are no unsatisfied judgments against either Seller or any of its Affiliates with respect to the Licenses that would have a material adverse effect on the Licenses or Sellers’ ability to consummate the transactions contemplated by this Agreement.

Section 3.4    Brokers

Sellers have engaged UBS Securities and Stephens Inc. to provide professional services for these transactions and are responsible for any fees, commissions or other payments in connection therewith (and Purchaser shall have no liability therefor). Otherwise, neither Seller has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that the statements contained in this Article 4 are true and correct as of the date of this Agreement (unless otherwise indicated in such representation):
Section 4.1    Organization and Authority

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite limited liability company power and authority, and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement is a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Neither the execution, delivery and performance by Purchaser of this Agreement nor the consummation of the transactions contemplated hereunder will (a) conflict with, or result in a breach or violation of, any provision of Purchaser’s organizational agreements or filings; (b) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under (i) any Law or Operating License or (ii) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon Purchaser or any of its assets; or (c) require any Consent other than the FCC Consent contemplated in Section 5.2(b) except, in the case of clauses (b) and (c), where such breach, violation, default, Lien, right, or the failure to obtain or give such Consent would not materially adversely affect the transactions contemplated hereunder or Purchaser’s ability to perform its obligations under this Agreement.
Section 4.2    Qualification

Purchaser (or its assignee in the event of an assignment pursuant to Section 9.1) is legally qualified to (i) hold and receive FCC licenses generally, (ii) hold and receive the Licenses (and the consummation of the transactions will not cause Purchaser to be ineligible to hold the Licenses), and (iii) receive any authorization or approval from any state or local regulatory authority necessary for it to acquire the Licenses. Purchaser (or its assignee in the event of an assignment pursuant to Section 9.1) is in compliance with Section 310(b) of the Communications Act of 1934, as amended, and all rules, regulations or policies of the FCC promulgated thereunder with respect to alien ownership.
Section 4.3    Litigation

There is no judgment, decree, injunction, rule or order outstanding against Purchaser or any Affiliate of Purchaser relating to or involving Purchaser’s ability to consummate the transactions contemplated by this Agreement, and there are no unsatisfied judgments against Purchaser or any of its Affiliates that would have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 4.4    No Brokers

Purchaser has not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS AND OTHER AGREEMENTS

Section 5.1    Covenants and Other Agreements

Each Party shall use commercially reasonable best efforts to take, or cause to be taken, all commercially reasonable actions, and to do, or cause to be done, all things necessary, proper or advisable and consistent with applicable law to carry out all of their respective obligations under this Agreement and to consummate the transactions contemplated hereunder, which efforts shall include without limitation the following:
(a)    Compliance with Law. Each Seller shall comply in all material respects with all applicable laws, rules, ordinances, regulations, codes, orders, decrees, licenses and permits of all applicable jurisdictions and Governmental Authorities relating to the Licenses.

(b)    Approvals; Consents. Prior to the Closing, Sellers shall maintain in full force and effect the Licenses. Neither Seller shall make any material commitments to any Governmental Authority relating to any approval, consent, permit, license or authorization directly affecting the Licenses that would impair the ability of Purchaser to use the Licenses in its business, without Purchaser’s prior written consent. Prior to Closing, except as specifically permitted under Section 9.1(b), neither Seller shall (i) sell, transfer, assign or dispose of, or offer to, or enter into any agreement, arrangement or understanding to, sell, transfer, assign or dispose of the spectrum covered by the Licenses or any interest therein or portion thereof, or negotiate therefor, or (ii) create, incur or suffer to exist any Lien on the spectrum covered by the Licenses or any interest therein or portion thereof. Nothing in this paragraph shall serve to cause Sellers to abdicate, or Purchaser to assume, control of the Licenses.

(c) Notice of Certain Events. Each of the Parties hereto shall refrain from taking any action that would render any representation or warranty contained in this Agreement inaccurate in any material respect immediately prior to the Closing. Each Party shall promptly notify the other in writing (a) of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement, (b) of any development causing a breach of any of the representations and warranties of such Party in Articles 3 or 4 above, as applicable, to be untrue in any material respect or (c) of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against such Party which would have been required to have been disclosed if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof. No disclosure by either Party pursuant to this Section 5.1(c), however, shall be deemed to amend or supplement this Agreement or to prevent or cure any misrepresentation, breach of warranty or breach of covenant therein.

Section 5.2    Governmental Filings

(a)    The Parties shall cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable best efforts to take or cause to be taken all commercially reasonable actions, and do or cause to be done all things, necessary, appropriate or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement. The Parties agree that that for purposes of this Agreement, Sellers’ obligation to take commercially reasonable actions under Section 5.1, this Section 5.2 or Section 5.4 shall not require Sellers or any Affiliates of Sellers to continue providing a commercial mobile radio service in the areas covered by the Licenses beyond the later of November 15, 2015 or one-hundred eighty five (185) days following the date the FCC Consent is obtained.

(b)    Sellers and Purchaser shall, as promptly as practicable following the date of this Agreement, but in no event later than ten (10) Business Days, file with the FCC applications seeking FCC consent to (i) the assignment of the Licenses to Purchaser and (ii) the short term de facto transfer lease of the Licenses to Richmond 20 and to NTELOS under the Spectrum Lease (together, the “FCC Applications”) (it being understood that the failure to file any FCC Application within such ten (10) Business Day period shall not constitute a breach of this agreement.). Purchaser shall pay all FCC filing fees associated with the FCC Applications. The Parties shall cooperate and use their respective commercially reasonable best efforts to prosecute such applications to a favorable conclusion and shall each bear their own costs for such filings.

(c)    Subject to applicable Laws relating to the exchange of information, each Party shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to such Party, that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each Party shall act commercially reasonably and as promptly as reasonably practicable.

Section 5.3    Confidentiality

Each Party shall keep confidential the existence and terms of this Agreement except as may be otherwise required by Law or as permitted by Section 9.9 hereof; except that each Party may disclose the existence and terms of this Agreement to those of its directors, managers, officers, employees, affiliates, members and representatives (including financial advisors, financial institutions, consultants, attorneys, and accountants): (a) who need to know such information, (b) who are informed of the confidential nature of this Agreement, and (c) who agree to be bound by the terms of this Agreement as if they were parties hereto; provided further that nothing in this Agreement will prohibit or restrict Purchaser’s right to disclose this Agreement or the terms hereof to a third party or its advisors in connection with a potential joint venture, purchase of stock or assets or a debt or equity financing transaction involving Purchaser or an Affiliate thereof. All other non-public information, written or oral, provided by one Party (or its Affiliates) to the other Party (or its Affiliates) under this Agreement, whether in connection with the defense of a claim or otherwise, shall be kept confidential by the receiving Party and its Affiliates, and shall not be used or disclosed by the receiving Party or its Affiliates except to the extent required in connection with the performance of the receiving Party’s obligations under this Agreement or as required by Law, and then only after the disclosing Party has provided the receiving Party with a reasonable opportunity to seek confidential treatment, a protective order or other limitation on such disclosure. This provision shall survive the Closing or termination by two years.

Section 5.4    Further Assurances

Each Party shall forthwith upon request execute and deliver such documents and take such commercially reasonable actions as may reasonably be requested by the other Party in order to effectuate the purposes of this Agreement.
Section 5.5    Microwave Relocation Agreements

(a)    Each Seller or its respective Affiliates shall be entitled to receive and retain all cost-sharing reimbursement payments made by third parties after the Closing with respect to any microwave relocation costs incurred by Seller in respect of the Licenses by Seller prior to such Closing. Each Seller agrees that it will pay all Cost-Sharing Obligations arising as a result of any prior coordination notice that either was filed or should have been filed by Seller prior to the Closing.

(b)    As used in this Section 5.5, “Cost-Sharing Obligations” means microwave relocation cost-sharing obligations in respect of the PCS Licenses within the meaning of 47 C.F.R. §§ 24.239 through 24.253.

Section 5.6    Assumption of Liabilities
Purchaser will assume liabilities and obligations arising out of or in connection with Purchaser’s use of the Licenses after the Closing Date (and thereafter subject to Sellers’ continuing liabilities and obligations under the Spectrum Lease). Each Seller will retain liabilities and obligations arising out of or in connection with such Seller’s use or operation of the Licenses prior to and through the Closing Date and thereafter to the extent provided in, and otherwise pursuant to, the Spectrum Lease.

ARTICLE 6
CONDITIONS TO CLOSING
Section 6.1    Conditions to the Obligations of Sellers

Sellers’ obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a)    The FCC Consent shall have been obtained, shall be in full force and effect and shall be free of any conditions that are materially adverse to any business of Sellers or any Affiliate of Sellers. The Parties agree that any condition requiring Sellers or any Affiliate of Sellers to continue providing a commercial mobile radio service in the areas covered by the Licenses beyond the later of November 15, 2015 or one-hundred eighty five (185) days following the FCC Consent shall be considered to be materially adverse to the business of Sellers.

(b)    All consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained, shall be in full force and effect and shall be free of any conditions that are materially adverse to any business of Sellers or any Affiliate of Sellers

(c)    The representations and warranties of Purchaser contained herein shall be true and correct in all material respects as of the Closing as if made as of the Closing Date (except that representations and warranties that are made as of a specific date other than the date of this Agreement need be so true and correct in all material respects only as of such date), and Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(d) No action, suit, investigation or proceeding (except for any action, suit, investigation or proceeding relating to FCC matters, which shall be governed solely by the condition set forth in Section 6.1(a)) shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

(e) The covenants and agreements of Purchaser to be performed on or prior to the Closing under this Agreement shall have been duly performed in all material respects, and Sellers shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Purchaser.

(f) Purchaser shall have delivered to Sellers the Purchase Price by wire transfer of immediately available funds.

(g) Purchaser shall have delivered to Sellers an Instrument of Assignment substantially in the form set forth in Exhibit A, and such other duly executed documents of transfer, in the form and substance reasonably acceptable to Seller, as may be necessary to consummate the transactions contemplated hereby and to validly assign all rights authorizations, titles and interests in, under and to the Licenses to Purchaser, free and clear of all Liens.

(h) Purchaser shall have delivered to Sellers the Spectrum Lease. If Purchaser assigns its right to receive either or both of the Licenses, the obligation of Sellers to assign such License(s) at Closing shall be contingent upon the FCC having consented to the short term de facto transfer lease of such spectrum from Purchaser’s assignee to the applicable Seller for the term envisioned by the preceding sentence and the delivery by Purchaser of a Short Term De Facto Transfer Lease providing for such leasing arrangement substantially in the form set forth in Exhibit B, which shall be considered a Spectrum Lease for purposes of this Agreement.

Section 6.2    Conditions to the Obligations of Purchaser

Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:
(a)    The FCC Consent shall have been obtained, shall be in full force and effect and shall be free of any conditions (i) that are materially adverse to any business of Purchaser or any Affiliate of Purchaser or (ii) that would be reasonably likely to have a material adverse effect on the Licenses or the value of the Licenses. The FCC Consent shall be by Final Order, provided that Purchaser agrees to waive finality if doing so would enable Closing to occur by May 1, 2015.

(b)    All consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained, shall be in full force and effect and shall be free of any conditions that are materially adverse to any business of Purchaser or any Affiliate of Purchaser.

(c)    The representations and warranties of each Seller contained herein shall be true and correct in all material respects as of the Closing as if made as of the Closing Date (except that representations and warranties that are made as of a specific date other than the date of this Agreement need be so true and correct in all material respects only as of such date), and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.

(d)    No action, suit, investigation or proceeding (except for any action, suit, investigation or proceeding relating to FCC matters, which shall be governed solely by the condition set forth in Section 6.2(a)) shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby, or which would materially adversely affect the right of Purchaser to hold and control the Licenses following the Closing.

(e)    The covenants and agreements of each Seller to be performed on or prior to the Closing under this Agreement shall have been duly performed in all material respects, and Purchaser shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of each Seller.

(f)    Sellers shall have delivered to Purchaser an Instrument of Assignment substantially in the form set forth in Exhibit A, and such other duly executed documents of transfer, in the form and substance reasonably acceptable to Purchaser, as may be necessary to consummate the transactions contemplated hereby and to validly assign all rights authorizations, titles and interests in, under and to the Licenses to Purchaser, free and clear of all Liens.

(g)    Sellers shall have delivered to Purchaser the Spectrum Lease.

ARTICLE 7
TERMINATION

Section 7.1    Termination

This Agreement may be terminated, and the transactions contemplated hereunder abandoned, without further obligation of any Party, except as set forth herein, at any time prior to the Closing Date:
(a)    by mutual written consent of the Parties;

(b)    by either Party upon prior written notice to the other Party if the Closing shall not have occurred on or before the first anniversary of the date hereof, provided that the terminating Party is not otherwise in breach of its obligations under this Agreement;

(c)    by either Party upon a material breach by the other Party of this Agreement or its obligations hereunder, provided that such Party has not cured such breach within thirty (30) days following written notice of such breach; and

(d)    by either Party upon prior written notice to the other Party if the consummation of the transactions contemplated hereunder shall be prohibited by an action or decision, by Final Order, of the FCC or by a final, non-appealable order, decree or injunction of a court of competent jurisdiction.

Section 7.2    Effect of Termination

In the event of a termination of this Agreement, neither Party shall have any liability or further obligation to the other Party to this Agreement, except that (a) nothing herein will relieve either Party from liability for any breach by such Party of this Agreement and (b) this Article 7 and Articles 8 and 9 hereof shall survive the termination of this Agreement for any reason. Whether or not Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such expenses.
ARTICLE 8
SURVIVAL AND INDEMNIFICATION

Section 8.1    Survival

The representations and warranties contained in this Agreement shall survive the Closing until one (1) year after the Closing Date and shall expire at such time.
Section 8.2    Indemnification by Sellers

Each Seller shall indemnify and hold harmless Purchaser and its Affiliates, and their respective owners, managers, directors, officers, employees and agents (the “Purchaser Indemnified Persons”) from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages (but excluding consequential damages), fines, taxes (including, without limitation, excise and penalty taxes), penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts, whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by any Purchaser Indemnified Person against Sellers or asserted by third Parties) (collectively “Losses”), incurred or suffered by Purchaser or any Purchaser Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by Sellers in this Agreement, (b) any failure by any Seller to perform any of its covenants or agreements contained in this Agreement, or (c) any claims by third parties arising out of, in connection with or relating to the ownership or operation of the Licenses prior to the Closing Date (and during the term of the Spectrum Lease).
Section 8.3    Indemnification by Purchaser

Purchaser shall indemnify and hold harmless Sellers and their Affiliates, and their respective shareholders, directors, officers, employees and agents (the “Seller Indemnified Persons”) from and against any and all Losses incurred or suffered by Sellers or any Seller Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by Purchaser in this Agreement, (b) any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement, or (c) any claims by third parties arising out of, in connection with or relating to the ownership or operation of the Licenses on or after the Closing Date (but as limited by Sellers’ continuing liabilities and obligations during the term of the Spectrum Lease).
Section 8.4    Remedies

(a)    Notwithstanding any provisions of this Article 8 to the contrary, each of the Parties acknowledges and agrees that the Licenses are unique and that, prior to and following the Closing, remedies at law, including monetary damages, will be inadequate in the event of a breach by it in the performance of its obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, the non-breaching Party shall (subject to any defenses available to the breaching Party other than the possible adequacy of remedies at law) be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its pre-closing obligations under this Agreement, subject to the conditions of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching Party and the non-breaching Party expressly reserves any and all rights and remedies available to the non-breaching Party at law or in equity in the event of any breach or default by the breaching Party under this Agreement.

(b)    In no event shall either Party be liable for indirect, special, consequential or punitive damages arising out of a breach of this Agreement, even if advised at the time of breach of the possibility of such damages, except where the damages are awarded to a third party by final, non-appealable order in a claim or action against which a Party to this Agreement has a specific obligation to indemnify the other Party to this Agreement.

ARTICLE 9
MISCELLANEOUS

Section 9.1    Assignment

(a)    This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. The rights of either Party under this Agreement shall not be assignable by such Party prior to the Closing without the written consent of the other Party, except as otherwise provided in this Section 9.1.

(b)    Any Party may (i) assign its rights and obligations hereunder to any Affiliate, or any successor of all or substantially all of its business by way of merger, consolidation, liquidation, purchase of assets of such Party or other form of acquisition or other form of reorganization; provided that (x) the assignment will not materially delay the FCC’s approval of the transactions contemplated hereby and (y) no such assignment shall relieve any Party of any of its obligations to any other Party hereunder.

Section 9.2    Notices

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) to the address provided in this Section 9.2, or (ii) if delivered by facsimile transmission to the facsimile number provided in this Section 9.2, when receipt of transmission has been orally confirmed by the receiving party (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 9.2), in each case to the applicable addresses set forth below (or such other address which either Party hereto may from time to time specify). Any notice of breach shall be prominently labeled as “Notice of Breach of Contract.” Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.
If to Purchaser:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
Phone: (425) 383-4000
Fax: (425) 383-7040

With a copy (which will not constitute notice):
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: Vice President, Corporate Development
Phone: (425) 383-4000
Fax: (425) 383-7040

If to Sellers:

c/o NTELOS Inc.
1154 Shenandoah Village Drive
Waynesboro, Virginia 22980
Attention: General Counsel
Phone: (540) 946-2500
Fax: (540) 941-4305
With a copy (which will not constitute notice):

c/o NTELOS, Inc.
1154 Shenandoah Village Drive
Waynesboro, Virginia 22980
Attention: SVP, Corporate Development
Phone: (540) 946-2500
Fax: (540) 941-4305

Section 9.3    Applicable Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.
Section 9.4    Entire Agreement; Amendments and Waivers

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Sellers and Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 9.5    Counterparts

This Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.6    Invalidity

In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the transactions contemplated hereby is adversely affected thereby. Upon such determination that a particular provision or term is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby is fulfilled to the greatest extent possible.
Section 9.7    Headings

The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 9.8    Expenses

Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.
Section 9.9    Publicity

The Parties hereby agree that except as may be required to comply with the requirements of applicable Law or the rules and regulations of any national securities exchange or automated quotation system sponsored by a registered national securities association upon which the securities of one of the Parties or its Affiliates is listed (in either case the disclosing Party shall prior to any proposed written disclosure, permit the non-disclosing Party to review and to the extent practicable comment on such proposed disclosure), no press release or similar public announcement or communication will be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all Parties hereto.
Section 9.10    Waiver of Jury Trial

Each Party hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.
RICHMOND 20 MHZ, LLC
By: /s/ Rodney D. Dir
Name: Rodney D. Dir
Title: Authorized Signatory

NTELOS INC.
By: /s/ Rodney D. Dir
Name: Rodney D. Dir
Title: President and Chief Operating Officer

T-MOBILE LICENSE LLC

By: /s/ Dirk Mosa
Name: Dirk Mosa
Title: SVP, Corporate Development and Roaming

[Signature page to License Purchase Agreement among Richmond 20, NTELOS and T-Mobile License]

SCHEDULE I-LICENSES

FCC Call Sign	Licensee	Licensed Area/Counties	Channel Block(s)/Licensed Frequencies (MHz)	Exp. Date
WPQL333	Richmond 20 MHz, LLC
MTA023-Richmond-Norfolk (partial), including all 27 counties in BTA324-Norfolk-Virginia Beach-Newport News-Hampton, VA, including NC Counties of Camden, Chowan, Currituck, Dare, Gates, Hertford, Pasquotank and Perquimans and VA Counties of Accomack, Gloucester, Isle of Wight, James City, Mathews, Northampton, Southampton, Surry, York, Chesapeake City, Franklin City, Hampton City, Newport News City, Norfolk City, Poquoson City, Portsmouth City, Suffolk City, Virginia Beach City and Williamsburgh City;
30 of 32 counties in BTA374 Richmond-Petersburg, VA, including VA Counties of Amelia, Charles City, Charlotte, Chesterfield, Cumberland, Dinwiddie, Essex, Goochland, Greensville, Hanover, Henrico, King and Queen, King William, Lancaster, Louisa, Lunenburg, Middlesex, New Kent, Northumberland, Nottoway, Powhatan, Prince Edward, Prince George, Richmond, Sussex, Colonial Heights City, Emporia City, Hopewell City, Petersburg City and Richmond City
			B3, B4/1870-1880 MHz & 1950-1960 MHz	6/23/2015
KNLG676	NTELOS Inc.	BTA156-Fredericksburg, VA, including all counties in BTA156-Fredericksburg, VA, including VA Counties of Caroline, King George, Spotsylvania, Westmoreland and Fredericksburg City	E/1885-1890 MHz & 1965-1970 MHz	4/28/2017

EXHIBIT A
Instrument of Assignment
INSTRUMENT OF ASSIGNMENT (the “Instrument of Assignment”), dated as of _______________, 201_, by and among (i) Richmond 20 MHz, LLC, a Delaware limited liability company, and NTELOS, Inc., a Virginia corporation (together, “Assignors”), and T‑Mobile License LLC, a Delaware limited liability company (“Assignee”). Capitalized terms used herein without definition shall have the respective meanings assigned to them in the License Purchase Agreement (as defined below).
WHEREAS, Assignors and Assignee have entered into a License Purchase Agreement (the “Purchase Agreement”), dated as of December 1, 2014, pursuant to which Assignors agreed to convey to Assignee, and Assignee agreed to acquire the Licenses;
WHEREAS, Assignors and Assignee have filed applications with the FCC requesting the assignment of the Licenses to Assignee; and
WHEREAS, the FCC has granted the applications for the assignment of the Licenses.
NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions, and agreements hereinafter set forth, the Parties agree as follows:
1.Assignment. Pursuant to Article 2 of the Purchase Agreement, for valuable consideration, receipt of which is hereby acknowledged, Assignors, intending to be legally bound, does hereby sell, assign, transfer, convey, and deliver to Assignee, its successors and assigns forever, all right and interest of Assignors in and to the Licenses, free and clear of all Liens.

2.Terms of Purchase Agreement Control. Nothing contained in this Instrument of Assignment shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge, or in any way affect the provisions of the Purchase Agreement, including the warranties, covenants, agreements, conditions and representations contained in the Purchase Agreement and, in general, any of the rights and remedies, and any of the obligations and indemnifications, of Assignors or Assignee set forth in the Purchase Agreement.

3.Representations and Warranties. Each Assignor represents and warrants to Assignee that (a) no interest in the Licenses has been previously assigned to any person, (b) all rights and interests in and to the Licenses are assignable free and clear of Liens without any further action or consent and (c) the rights and interests being assigned to Assignee hereby constitute all rights and interests in and to the Licenses.

4.Further Assurances. Each Assignor covenants and agrees, in connection with the Purchase Agreement and this Instrument of Assignment, promptly to execute and deliver any additional documents and instruments and perform any additional acts that may be reasonably necessary or desirable to effectuate and perform more fully the provisions of this Instrument of Assignment and the assignments provided for in Section 1 hereof.

5.Miscellaneous. This Instrument of Assignment (a) is executed pursuant to the Purchase Agreement and may be executed in counterparts, each of which as so executed shall be deemed to be an original, but all of which together shall constitute one instrument, (b) shall be governed by and in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof and (c) shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, Assignors and Assignee have each caused this Instrument of Assignment to be duly executed and delivered as of the date first above written.
RICHMOND 20 MHZ, LLC
By_________________________________
Name:
Title:

NTELOS INC.
By_________________________________
Name:
Title:

T-MOBILE LICENSE LLC

By_________________________________
Name:
Title:

A-2

EXHIBIT B

Form of Short Term De Facto Transfer Lease

This Short-Term De Facto Transfer Spectrum Lease Agreement (“Lease Agreement”) is entered into as of [INSERT CLOSING DATE OF LPA] (the “Effective Date”) between T‑Mobile License LLC, a Delaware limited liability company (“Lessor”), and each of Richmond 20 MHz, LLC, a Delaware limited liability company (“Richmond 20”), and NTELOS Inc., a Virginia corporation (“NTELOS” and, together with Richmond 20, “Lessees” and each a “Lessee”) (collectively the “Parties” or, individually, a “Party” and, as the context requires (i.e., when the applicable provision describes a two-party relationship or interaction), Lessor shall be deemed to be a single Party and Lessees, collectively, shall be deemed to be the other Party). All capitalized terms that are not otherwise defined herein shall have the meaning specified in that certain License Purchase Agreement among the Parties, dated as of December 1, 2014 (the “License Purchase Agreement”),

R E C I T A L S:

WHEREAS, upon consummation the license assignments contemplated by the License Purchase Agreement, Lessor will hold the Personal Communications Services (“PCS”) licenses granted by the Federal Communications Commission (“FCC”) and described in Exhibit A attached hereto (the “FCC Licenses”);

WHEREAS, Lessor and Lessees have agreed to enter into this Lease Agreement in order: (i) to grant Lessees the right to continue to use the spectrum associated with the FCC Licenses (the “Leased Spectrum”); (ii) to establish the terms under which Lessees will operate facilities utilizing the Leased Spectrum; and (iii) to memorialize the respective rights and responsibilities of Lessor and Lessees with respect to use of the Leased Spectrum consistent with the Communications Act of 1934, as amended and the rules, regulations and policies of the FCC (collectively the “Communications Laws”) and the terms and conditions set forth herein; and
WHEREAS the FCC has consented to the leasing of the Leased Spectrum contemplated by this Lease Agreement and such consent is in full force and effect as of the date hereof.
NOW THEREFORE, in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Agreement to Lease.

a.
Spectrum Usage Rights. Subject to the terms and conditions hereof, and subject to the FCC consent to the leasing arrangement created hereby, Lessor hereby grants to the Lessee designated in the second column of Exhibit A the exclusive right to use the applicable portion of the Leased Spectrum throughout the applicable Term (as defined below) (collectively, the “Spectrum Usage Rights”). The Spectrum Usage Rights granted hereunder are intended to and do convey de facto control over the Leased Spectrum to Lessees, and the right to take all actions that each Lessee deems necessary or desirable in the operation of its business during the Term. The Parties intend this Lease Agreement to create a short-term de facto transfer leasing arrangement within the meaning of Section 1.9035 of the FCC’s Rules (47 C.F.R. § 1.9035). The spectrum leasing arrangement created hereby is not an assignment, sale, or transfer of the FCC Licenses. Neither Lessee shall hold itself out to the public as the holder of the FCC

Licenses and shall not hold itself out as an FCC licensee by virtue of its having entered into the spectrum leasing arrangement created hereby.

b.
Permitted Use/Regulatory Classification. The Spectrum Usage Rights granted hereunder convey to Lessees the right to use the Leased Spectrum, so long as such use or services are not currently or hereafter prohibited under the terms and conditions of the FCC Licenses or the Communications Laws. Consistent with this objective and except as otherwise set forth herein, the Spectrum Usage Rights granted to Lessees include the right and obligation to take all actions that either Lessee deems necessary or desirable to construct, test, maintain, and operate a wireless system on the applicable Leased Spectrum in accordance with the Communications Laws.

c.
Exclusivity. Throughout the Term, each Lessee will have the exclusive right to use the applicable Leased Spectrum and exercise the associated Spectrum Usage Rights granted herein, and Lessor will not enter into any other agreement (including any agreement for the lease, partition, disaggregation, underlay use, time sharing or similar document) with respect to the Leased Spectrum; provided, however, that nothing in this Paragraph 1(c) is intended to, or shall restrict or prohibit Lessor’s rights to transfer, sell, assign or encumber the FCC Licenses, as a whole, subject only to Lessee’s rights under this Lease Agreement.

2.	Obligations of Lessees.

a.	General Obligations. During the Term of this Lease Agreement, each Lessee shall be obligated to:

i.	comply with the Communications Laws in operating wireless telecommunications facilities using the Leased Spectrum;

ii.
satisfy all of the requirements imposed on lessees under short-term de facto leasing arrangements under Section 1.9035 of the FCC’s Rules, including those relating to responsibility for interactions with the FCC;

iii.	cooperate to address any interference-related matters arising from operation of any wireless systems using the Leased Spectrum; and

iv.
promptly notify Lessor in writing in the event of any material violation of the Communications Laws, or of the initiation of any litigation, investigation, proceeding or inquiry with regard to such Lessee or any of its Leased Spectrum by the FCC or any other governmental authority which, if adversely determined, could reasonably be expected to have a materially adverse impact on any of such Leased Spectrum. In the event that the FCC or other governmental authority initiates an investigation or inquiry concerning either Lessee in connection with this Lease Agreement, the Leased Spectrum or any of such Lessee’s actions or operations hereunder, such Lessee will cooperate with Lessor, the FCC, or other governmental authority.

b.
No Liens on Leased Spectrum. Lessees shall keep the Leased Spectrum free and clear of all Liens and shall pay all assessments, filing or recording fees, documentary stamp taxes, sales taxes, use taxes, personal property taxes, excise taxes, including value added taxes, and all other federal, state or local taxes (apart from any taxes on the overall net income or the overall net capital gains of Lessor) which may now or hereafter be imposed on or with respect to the leasing, rental, possession, use or operation of the Leased Spectrum by the Lessees, whether assessed to Lessor or Lessees. Lessees will promptly notify Lessor of any Lien asserted against the FCC Licenses or the Leased Spectrum during the Term. For the purposes of this Section, the term “Lien” shall mean any charge, claim, encumbrance, lien, pledge, security interest or right of others with respect to the Leased Spectrum.

3.	Obligations of Lessor.

Lessor shall be obligated to maintain the validity and good standing of the FCC Licenses in full force and effect throughout the applicable Term. Lessor will promptly notify Lessees of the occurrence of litigation, investigation, proceeding or inquiry that may be initiated against the Lessor by the FCC or any governmental body which, if adversely determined, could reasonably be expected to have a material impact on or result in a material change to the FCC Licenses, or could reasonably be expected to have an material impact on Lessees’ ability to utilize the Leased Spectrum. In the event that the FCC or other governmental body initiates an investigation or inquiry concerning Lessor in connection with this Lease Agreement or the FCC Licenses or any of Lessor’s performance rendered hereunder, Lessor will cooperate with Lessees, the FCC, or other governmental body.

4.	Control.

The Parties expressly acknowledge that this Lease Agreement is designed to transfer de facto, but not de jure, control of the Leased Spectrum to Lessees under the FCC Rules, in accordance with Sections 1.9010 and 1.9035 of the FCC’s Rules (47 C.F.R. §§ 1.9010, 1.9035). This Lease Agreement (i) does not and will not vest in Lessees, or constitute, create or have the effect of constituting or creating, de jure control, direct or indirect, over Lessor or the FCC Licenses, which ownership or control remains exclusively and at all times in the Lessor and (ii) does not and will not constitute the transfer, assignment, or disposition in any manner, voluntary or involuntary, directly or indirectly, of the FCC Licenses or the transfer of control of the Lessor within the meaning of Section 310(d) of the FCC Rules other than for spectrum leasing purposes. During the Term, neither Lessee will take any action inconsistent with or contrary to the Lessor’s de jure control, as that term is construed by the FCC, over the FCC Licenses. During the Term, neither Lessee will hold itself out to the public as the holder of the FCC License.

5.	Term; Termination.

a.
Term. Unless otherwise earlier terminated in accordance with this Lease Agreement, the rights and obligations created under this Lease Agreement shall commence on the Effective Date and expire: (i) for the lease of the B4 spectral portion of License WPQL333 (1875-1880 and 1955-1960 MHz) to Richmond 20, on the later of June 30, 2015 or thirty (30) days from the Effective Date (or such lesser period of days as determined by Richmond 20 prior to Closing); (ii) for the lease of License KNLG676 to NTELOS, on the later of June 30, 2015 or thirty (30) days from the Effective Date (or such lesser period of days as determined by NTELOS prior to Closing); and (iii) for the lease of the B3 spectral portion of License WPQL333 (1870-1875 and 1950-1955 MHz) to Richmond 20, on the later of November 15, 2015 or thirty (30) days from the Effective Date (or such lesser period of days as determined by Richmond 20 prior to Closing) (each such period, a “Term”). Lessees shall not have any rights to renew this lease or to hold over and continue using the Leased Spectrum for any period of time after the end of the applicable Term.

b.
Termination Due to a Party’s Default. At the option of a non-defaulting Party, this Lease Agreement may be terminated upon the material breach or default by the other Party of its duties and obligations hereunder if such breach or default shall continue for a period of thirty (30) consecutive days after such Party's receipt of written notice thereof from the non-defaulting Party.

c.
Termination Due to FCC Action or Inaction. With respect to the portion of the Leased Spectrum authorized under either of the FCC Licenses, this Lease Agreement shall terminate automatically with respect to such spectrum upon any order of the FCC revoking, canceling, or terminating either of the FCC Licenses or the applicable Lessee’s rights hereunder.

d.
Effect of Termination. Upon termination of this Lease Agreement in whole or with respect to a portion of the Leased Spectrum, all of Lessees’ right, title and interest in and to that portion of the Leased Spectrum with respect to which this Lease Agreement has terminated shall automatically revert to Lessor, and the applicable Parties shall have no further obligations to each other hereunder in respect of such FCC License or Leased Spectrum, provided, that termination shall not relieve the Parties of liability for breach hereof. In the event of termination of this Lease Agreement prior to the stated expiration date, Lessor shall notify the FCC within ten days thereafter.

6.	Consideration.

a.
Lease Consideration. The Parties agree that the mutual consideration to which they agreed in the License Purchase Agreement includes consideration for this leasing arrangement. Consequently, Lessees shall not make any payment to Lessor for the lease of the Leased Spectrum.

b.
Regulatory Fees. Lessees will be responsible for paying any and all required FCC regulatory fees that become due with respect to the Leased Spectrum during the Term. Lessor will be responsible for paying any and all required FCC regulatory fees that become due with respect to the Leased Spectrum after the Term.

7.	Express Covenants and Agreements (FCC).

Notwithstanding anything contained herein to the contrary, the Parties agree that the following FCC rule provisions will apply:

a.
Each Lessee must comply at all times with applicable rules set forth in the FCC Rules, and this Lease Agreement may be revoked, cancelled, or terminated by Lessor or by the FCC if such Lessee fails to comply with the applicable requirements;

b.
If either FCC License is revoked, cancelled, terminated, or otherwise ceases to be in effect, the applicable Lessee shall have no continuing authority or right to use the portion of the Leased Spectrum covered by that FCC License unless otherwise authorized by the FCC;

c.	The Lease Agreement is not an assignment, sale, or transfer of the FCC Licenses;

d.	The Lease Agreement will not be assigned to any entity that is ineligible or unqualified to enter into a spectrum leasing arrangement under the FCC Rules; and

e.	Lessor will not consent to an assignment of this Lease Agreement unless such assignment complies with applicable FCC Rules.

8.	Representations and Warranties.

a.
Representations of Both Parties. Each Party represents that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization; (ii) its execution and delivery of this Lease Agreement, and the performance of its obligations hereunder, have been duly authorized by all requisite action; (iii) it has duly executed and delivered this Lease Agreement; (iv) this Lease Agreement constitutes its valid and binding agreement, enforceable against such party in accordance with its terms; (v) its execution and delivery of this Lease Agreement, and the performance of its obligations hereunder, do not and will not (1) violate or conflict with, or result in a breach or default under, (2) entitle any Person to modify, accelerate or terminate any rights, remedies or other provisions of, or (3) require the consent or approval of, or any notice to or filing with, any Person (other than the FCC) under, (x) the constituent documents of such party, (y) any law, rule, regulation, order, judgment or decree to which such party or its assets are subject or (z) any instrument, agreement, arrangement or understanding by which such party is bound; (vi) there are no actions, claims or other proceedings pending or, to the knowledge of such party, threatened against such party that seek to delay or enjoin the transactions contemplated hereby; and (vii) it satisfies the eligibility and qualification requirements applicable to a holder of the FCC Licenses under the Communications Act and applicable FCC rules and policies.

b.	Additional Representations of Lessor.

i.
Lessor is the exclusive holder of the FCC Licenses, free and clear of all Liens, and no other person has any right, title or interest in or to the FCC Licenses, in each case except for arrangements that do not affect the Leased Spectrum or Lessees’ Spectrum Usage Rights. None of the Leased Spectrum is subject to any lease or other agreement or arrangement with any third party, including any agreement giving any third party any right to use such spectrum.

ii.
There are no existing applications, petitions to deny or complaints or proceedings pending or, to Lessor’s knowledge, threatened, before the FCC or any other tribunal, governmental authority or regulatory agency which will or could reasonably be expected to materially adversely affect the FCC Licenses, other than proceedings affecting the wireless telecommunications industry or PCS licenses or licensees generally. No governmental authority or regulatory agency has, to Lessor’s knowledge, threatened to terminate or suspend the FCC Licenses. There are no third party claims of any kind that have been asserted with respect to the FCC Licenses. Lessor is not in violation or default, nor has it received any notice of any claim of violation or default, with respect to the FCC Licenses. No event has occurred that permits, or after notice or lapse of time or both would permit, revocation or termination of the FCC Licenses or that will or would reasonably be expected to result in any violation or default, claim of violation or default or impairment of the rights of the holder of the FCC Licenses.

iii.	Lessor is in compliance in all material respects with all laws, rules and regulations applicable to the FCC Licenses, and Lessor has complied in all material respects with the terms and conditions of the FCC Licenses, except in each case where non-compliance with any of the foregoing would not have a material adverse effect on its ability to enter into this Lease Agreement or perform its obligations hereunder. Lessor has not received written notice of any complaint or order filed alleging any material non-compliance with respect to any such laws, rules or regulations, in each case (1) to the extent applicable to the FCC Licenses and (2) except as would not have a material adverse effect on Lessor’s ability to enter into this Lease Agreement or perform its obligations hereunder.

iv.	The FCC Licenses are not subject to any conditions other than those imposed by the FCC Rules upon the wireless communications services industry generally or upon PCS licenses or licensees generally. .

9.	Regulatory Compliance.

a.
The Parties must comply at all times with applicable rules set forth in Chapter I of Title 47 of the Code of Federal Regulations and with all other applicable laws. If one party ceases to be compliance in any material respect with applicable FCC rules or policies or with any other applicable law, or receives a notice from the FCC or any other governmental body claiming that such party is not in compliance with any such rule or applicable law such party shall promptly notify, or deliver a copy of such notice to, the other party.

b.
If either Lessee fails to perform in any material aspect of its obligations under this Lease Agreement or applicable FCC rules and policies in respect of the Leased Spectrum, Lessor may, but shall have no obligation to, with notice to such Lessee, perform any act or make any payment that Lessor deems necessary for the maintenance and preservation of the FCC Licenses and Lessor’s ownership thereof.

10.	Indemnification.

a.
Indemnification by Lessees. Lessees jointly and severally shall indemnify and hold harmless Lessor and its owners, managers, directors, officers, employees and agents (the “Lessor Indemnified Persons”) from and against any and all demands, claims, losses, liabilities, actions or causes of action, assessments, actual damages (but excluding consequential damages), fines, taxes (including, without limitation, excise and penalty taxes), penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts, whether such reasonable fees and disbursements of counsel, accountants and other experts relate to claims, actions or causes of action asserted by any Lessor Indemnified Person against Lessees or asserted by third Parties) (collectively “Losses”), incurred or suffered by Lessor or any Lessor Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by either Lessee in this Agreement, (b) any failure by either Lessee to perform any of its covenants or agreements contained in this Agreement, or (c) any claims by third parties arising out of, in connection with or relating to either Lessee’s operations on the Leased Spectrum during the Term.

b.
Indemnification by Lessor. Lessor shall indemnify and hold harmless each Lessee and its shareholders, directors, officers, employees and agents (the “Lessee Indemnified Persons”) from and against any and all Losses incurred or suffered by such Lessee or any Lessee Indemnified Person arising out of, in connection with or relating to (a) any breach of any of the representations or warranties made by Lessor in this Agreement, (b) any failure by Lessor to perform any of its covenants or agreements contained in this Agreement, or (c) any claims by third parties arising out of, in connection with or relating to the ownership or operation of the FCC Licenses during the Term.

c.
Remedies. Notwithstanding any provisions of this Lease Agreement to the contrary, each of the Parties acknowledges and agrees that the FCC Licenses and the Leased Spectrum are unique and that remedies at law, including monetary damages, will be inadequate in the event of a breach by it in the performance of its obligations under this Agreement. Accordingly, the Parties agree that in the event of any such breach, the non-breaching Party shall (subject to any defenses available to the breaching Party other than the possible adequacy of remedies at law) be entitled to a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its pre-closing obligations under this Agreement, subject to the conditions of this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the non-breaching Party and the non-breaching Party expressly reserves any and all rights and remedies available to the non-breaching Party at law or in equity in the event of any breach or default by the breaching Party under this Agreement.

d.
No Consequential Damages. In no event shall either Party be liable for indirect, special, consequential or punitive damages arising out of a breach of this Agreement, even if advised at the time of breach of the possibility of such damages, except where the damages are awarded to a third party by final, non-appealable order in a claim or action against which a Party to this Agreement has a specific obligation to indemnify the other Party to this Agreement.

11.	Miscellaneous.

a.
Assignment. Any Party may assign its rights and obligations hereunder to any Affiliate or any successor of all or substantially all of its business by way of merger, consolidation, liquidation, purchase of assets of such Party or other form of acquisition or other form of reorganization; provided that no such assignment shall relieve any Party of any of its obligations to any other Party hereunder.

b.
Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) to the address provided in this Section 11(e), or (ii) if delivered by facsimile transmission to the facsimile number provided in this Section 11(e), when receipt of transmission has been orally confirmed by the receiving party (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 11(e)), in each case to the applicable addresses set forth below (or such other address which either Party hereto may from time to time specify). Any notice of breach shall be prominently labeled as “Notice of Breach of Contract.” Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party.

If to Lessor:

T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: General Counsel
Phone: (425) 383-4000
Fax: (425) 383-7040

With a copy (which will not constitute notice):
T-Mobile USA, Inc.
12920 SE 38th Street
Bellevue, Washington 98006
Attention: Vice President, Corporate Development
Phone: (425) 383-4000
Fax: (425) 383-7040

If to Lessee:

c/o NTELOS Inc.
1154 Shenandoah Village Drive
Waynesboro, Virginia 22980
Attention: General Counsel
Phone: (540) 946-2500
Fax: (540) 941-4305

With a copy (which will not constitute notice):

c/o NTELOS Inc.
1154 Shenandoah Village Drive
Waynesboro, Virginia 22980
Attention: SVP, Corporate Development
Phone: (540) 946-2500
Fax: (540) 941-4305

Copies of all notices or other communications (which shall not constitute notice hereunder) shall be sent simultaneously to counsel designated by the Parties by written notice.

c.	Applicable Law. This Lease Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

d.
Entire Agreement; Amendment and Waivers. This Lease Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. Any provision of this Lease Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lessor and Lessees, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

e.
Counterparts. This Lease Agreement may be executed and delivered in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f.
Invalidity. In the event that any one or more of the provisions contained in this Lease Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease Agreement or any other such instrument and such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, unless the consummation of the transactions contemplated hereby is adversely affected thereby. Upon such determination that a particular provision or term is invalid or unenforceable, the Parties shall negotiate in good faith to modify this Lease Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transaction contemplated hereby is fulfilled to the greatest extent possible.

g.	Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Lease Agreement.

h.
Expenses. The Parties shall bear their respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Lease Agreement.

i.
Waiver of Jury Trial. Each Party hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Lease Agreement.

j.
No Joint Venture. Nothing in this Lease Agreement shall be construed to render Lessor and Lessees partners or joint venturers or to impose upon any of them any liability as such. Additionally, nothing in this Lease Agreement shall be construed to render either Lessee (including any of its employees or contractors) an agent or employee of Lessor, or render Lessor (including any of its employees or contractors) an agent or employee of either Lessee.

[remainder of page intentionally left blank - signature page follows]

SHORT-TERM DE FACTO TRANSFER SPECTRUM LEASE AGREEMENT -
Signature Page

IN WITNESS WHEREOF, the parties have duly executed this Lease Agreement as of the date first above written.

LESSOR:
T-MOBILE LICENSE LLC

By:_____________________________________
Name:
Title:

LESSEES:
RICHMOND 20 MHZ, LLC

By:_____________________________________
Name:
Title:

NTELOS INC.

By:_____________________________________
Name:
Title:

EXHIBIT A
FCC LICENSES AND LEASED SPECTRUM

FCC Call Sign	Lessee	Leased Area/Counties	Channel Block(s)/Leased Frequencies (MHz)
WPQL333	Richmond 20 MHz, LLC
MTA023-Richmond-Norfolk (partial), including all 27 counties in BTA324-Norfolk-Virginia Beach-Newport News-Hampton, VA, including NC Counties of Camden, Chowan, Currituck, Dare, Gates, Hertford, Pasquotank and Perquimans and VA Counties of Accomack, Gloucester, Isle of Wight, James City, Mathews, Northampton, Southampton, Surry, York, Chesapeake City, Franklin City, Hampton City, Newport News City, Norfolk City, Poquoson City, Portsmouth City, Suffolk City, Virginia Beach City and Williamsburgh City;
30 of 32 counties in BTA374 Richmond-Petersburg, VA, including VA Counties of Amelia, Charles City, Charlotte, Chesterfield, Cumberland, Dinwiddie, Essex, Goochland, Greensville, Hanover, Henrico, King and Queen, King William, Lancaster, Louisa, Lunenburg, Middlesex, New Kent, Northumberland, Nottoway, Powhatan, Prince Edward, Prince George, Richmond, Sussex, Colonial Heights City, Emporia City, Hopewell City, Petersburg City and Richmond City
(entire area of WPQL333)
B3, B4/1870-1880 MHz & 1950-1960 MHz (full spectrum of WPQL333)
KNLG676	NTELOS Inc.
BTA156-Fredericksburg, VA, including all counties in BTA156-Fredericksburg, VA, including VA Counties of Caroline, King George, Spotsylvania, Westmoreland and Fredericksburg City
(entire area of KNLG676)
E/1885-1890 MHz & 1965-1970 MHz (full spectrum of KNLG676)